Exhibit 99.1

Investors:	Cray Media Contact:
Paul Hiemstra	Nick Davis
(206) 701-2044	(206) 701-2123
ir@cray.com	pr@cray.com
CRAY INC. ANNOUNCES 2008 ACCEPTANCE OF THE “PETAFLOPS”
SUPERCOMPUTER AT OAK RIDGE NATIONAL LABORATORY
DARPA Milestone Passed, Goodwill Impairment Recorded and Additional Notes Repurchased
SEATTLE, WA — January 5, 2009 — Global supercomputer leader Cray Inc. (Nasdaq GM: CRAY) today announced it received official notification of acceptance in late 2008 from Oak Ridge National Laboratory (ORNL) and the U.S. Department of Energy for the recently installed petaflops (quadrillion mathematical calculations per second) supercomputer. This system is expected to contribute approximately $100 million in revenue to the fourth quarter of 2008.
The latest upgrade to the Cray XT5 “Jaguar” supercomputer at ORNL has increased the system’s computing power to a peak of 1.64 petaflops, making Jaguar the world’s first petaflops system dedicated to open research. Scientists have already used the newly upgraded Jaguar to complete an unprecedented superconductivity calculation that achieved a sustained performance of more than 1.3 petaflops.
The project to build a petaflops machine was completed on time, on budget and exceeding the original scope. The Jaguar petaflops system is unique in the balance it represents among speed, power, and other elements essential to scientific discovery. Several design choices make it an excellent machine for computational sciences—including unique Cray ECOphlex liquid cooling, more memory by almost a factor of three than any other machine, more I/O bandwidth, and the high-speed Cray SeaStar network developed specifically for very-high-performance computing.
“We are extremely pleased to announce the acceptance of “Jaguar,” the first system in the world to achieve sustained petaflops performance on a real-world application,” said Cray CEO, Peter Ungaro. “Thanks to the hard work and dedication of many people across Oak Ridge, the U.S. Department of Energy and Cray, the scientific community now has access to one of the most powerful computing systems in the world, leveraging unique Cray technology to open new possibilities for discovery and major scientific breakthroughs.”
During the fourth quarter of 2008, as anticipated, the Company was also notified that it passed Milestone 4 in the amended agreement covering Phase III of the Defense Advanced Research Projects Agency’s (“DARPA”) High Productivity Computing Systems program.

Also in the fourth quarter of 2008, the company determined that due to the fourth quarter decline in Cray’s common stock price, the market capitalization has been below the “net assets” (approximate to shareholders’ equity) of the company. As a consequence and with further analysis, it was determined that Cray’s Goodwill was fully impaired, resulting in a non-cash write-down of the November 30, 2008 Goodwill balance of approximately $55.4 million. The non-cash Goodwill write-down will have a negative financial impact that will result in a net loss rather than achieving the expected profit in both the fourth quarter and full year 2008. The Goodwill write-down will have no effect on Cray’s cash balances or cash flow from operating activities, nor any effect on ongoing operations.
On December 24, 2008, the company repurchased a further $6,000,000 in principal amount of its 3.0% Convertible Senior Subordinated Notes due 2024 (“Notes”), expected to be put to the company in December 2009, for 89.0% of par value plus accrued interest. After beginning the fourth quarter of 2008 with $80,000,000 in Notes, this latest purchase reduced the total outstanding Notes to $27,727,000.
About Cray Inc.
As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology enables scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision will result in innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.
Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution to differ materially from those anticipated by the statements above, including anticipated revenue subject to complex revenue recognition rules and changes through the final audit process of preliminary revenue and expense items. For a discussion of these and other risks, see “Risk Factors” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.
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